Exhibit 99.2

Great Ajax Corp. Announces Pricing of Public Offering of Convertible Notes

NEW YORK, NY – August 14, 2017 – Great Ajax Corp. (NYSE: AJX) (“Great Ajax” or the “Company”) today announced that it priced an underwritten public offering of $20,500,000 aggregate principal amount of its 7.25% Convertible Senior Notes due 2024 (the “Notes”) at a price of $25.70, a premium of $0.70 over the $25.00 par value per Note. The Notes represent an additional offering of the Company's 7.25% Convertible Senior Notes due 2024, of which $87.5 million in aggregate principal amount were previously issued. The Company intends to use the net proceeds from this offering to acquire additional mortgage loans and mortgage-related assets consistent with its investment strategy and for general corporate purposes. Raymond James & Associates, Inc. and JMP Securities LLC served as joint book-running managers for the public offering. The offering is expected to close on August 18, 2017 and is subject to customary closing conditions.

The expected gross proceeds are $21,074,000 before underwriting discounts and commissions and estimated offering expenses payable by the Company. The Notes will pay interest quarterly at a rate of 7.25% per annum and will mature on April 30, 2024. The Notes will have an initial conversion rate of 1.6290 shares of the Company's common stock per $25.00 principal amount of the Notes. The conversion rate is subject to adjustment upon the occurrence of certain events, but will not be adjusted for any accrued and unpaid interest. During certain periods and subject to certain conditions, the Notes will be convertible by holders into shares of the Company’s common stock. Upon conversion, holders will receive, at the Company’s discretion, cash, shares of the Company’s common stock or a combination thereof.

The Company may redeem all or any portion of the Notes, at its option, on or after April 30, 2022, subject to certain conditions, at a redemption price payable in cash equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest.  Additionally, under certain conditions, holders may require the Company to purchase the Notes for cash at a purchase price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest.

A registration statement relating to the Notes has been declared effective by the Securities and Exchange Commission (the “SEC”). The offering was made only by means of a preliminary prospectus supplement and accompanying prospectus, which have been filed with the SEC.  A copy of the prospectus supplement and accompanying prospectus may be obtained free of charge at the SEC’s website at www.sec.gov or from the underwriters by contacting: Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716, Attention: Equity Syndicate (telephone: 800-248-8863 or email: prospectus@raymondjames.com), or JMP Securities LLC, 600 Montgomery Street, Suite 1100, San Francisco, CA 94111, Attention: Syndicate Department.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the Company’s securities, nor shall there be any sale of the Company’s securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that focuses primarily on acquiring, investing in and managing mortgage loans secured by single-family residences and, to a lesser extent, single-family properties themselves. The Company also invests in loans secured by multi-family residential and smaller commercial mixed use retail/residential properties, as well as in the properties directly. The Company is externally managed by Thetis Asset Management LLC. The Company’s mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. The Company has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of the Company, including, without limitation, the risk factors and other matters set forth in the prospectus supplement and the accompanying prospectus and the Company's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC and in its other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Contacts:

Great Ajax Corp.

Lawrence Mendelsohn

Chief Executive Officer

or

Mary Doyle

Chief Financial Officer

Mary.Doyle@aspencapital.com

503-444-4224

Source: Great Ajax Corp.